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                                                                    EXHIBIT 99.1

      CONTACT:        Robert Gross
                      President and Chief Executive Officer
                      (585) 647-6400

                      Catherine D'Amico
                      Executive Vice President - Finance
                      Chief Financial Officer
                      (585) 647-6400

                      Investor Relations:
                      Cara O'Brien/Melissa Myron
                      Media Contact:
                      Stephanie Sampiere
                      Financial Dynamics
                      (212) 850-5600



FOR IMMEDIATE RELEASE

               MONRO MUFFLER BRAKE, INC. PROVIDES BUSINESS UPDATE
                    ~ ANTICIPATES 2004 EPS OF $1.17 - $1.19 ~
                 ~ FORECASTS RECORD 2005 EPS OF $1.40 - $1.50 ~

      ROCHESTER, N.Y. - APRIL 20, 2004 - MONRO MUFFLER BRAKE, INC. (NASDAQ:
MNRO) today provided a business update for fiscal 2004, which ended on March 27, 2004, and its financial outlook for fiscal 2005.

FISCAL 2004

      The Company currently anticipates fourth quarter diluted earnings per share to be between $0.15 and $0.16, which is within the Company's previously announced range of $0.14 to $0.17. Full year diluted earnings per share are expected to be $1.17 to $1.19, which represents an increase of over 20% versus last year's diluted earnings per share of $0.97 (as adjusted for the October 2003 three-for-two stock split). The Company also currently expects comparable store sales for the quarter to increase approximately 2% versus 7.3% in the fourth quarter last year, and annual comparable stores sales to increase approximately 4.7% compared to 2.9% in fiscal 2003.

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      Robert G. Gross, President and Chief Executive Officer of Monro,
commented, "Throughout fiscal 2004, we continued to increase same store traffic and improve comparable store sales, which helped us to achieve the financial goals we set at the beginning of the year. As previously announced, we closed our Mr. Tire acquisition a month earlier than anticipated on March 1, 2004, and are excited that we will benefit fully from Mr. Tire during its seasonally strong period. Overall, we are pleased with our performance and confident in our superior business model, dedicated employees, and industry-leading customer service that has earned us the loyalty and trust of our customers."

FISCAL 2005 OUTLOOK

      Given positive industry conditions and strong sales trends month-to-date, the Company's comparable stores sales for April are expected to increase between 3% and 4%. The Company expects fiscal 2005 annual sales of $345 million to $355 million, with comparable store sales growth of 3% to 5%. This translates into record earnings per diluted share in the range of $1.40 to $1.50, based upon weighted average shares outstanding of approximately 14.8 million, reflecting a strong 20% to 30% increase over the Company's estimated results for fiscal 2004. For the first quarter, the Company anticipates earnings per diluted share to be between $0.48 and $0.52. Finally, the Company plans to open 25 new stores in fiscal 2005, of which 20 are projected to be BJ's Wholesale Club locations.

      Mr. Gross concluded, "Our tire, commercial and miscellaneous service businesses continue to provide opportunities to increase sales and we are working to grow consumer awareness of our competitively priced, high quality automotive repair products and services. In addition, while acquisitions are not reflected in our earnings projections for fiscal 2005, we continue to evaluate appropriate strategic opportunities for the future growth and expansion of the business."

      The Company plans to release its full fourth quarter and fiscal 2004 results on May 20, 2004, upon completion of its annual audit.

      The Company will host a conference call and webcast today at 11:00 a.m., Eastern Time to provide more details on the Company's Fiscal 2005 financial projections. To access the call,
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please visit the following web address: www.vcall.com. An archive of the webcast will be available on this website through midnight Tuesday, April 27, 2004.

      Monro Muffler Brake operates a chain of stores providing automotive undercar repair and tire services in the United States, operating under the brand names of Monro Muffler Brake and Service, Speedy Auto Service by Monro, Kimmel Tires - Auto Service, Tread Quarters Discount Tires and Mr. Tire. The Company currently operates 595 stores, 10 Kiosks and has 18 dealer locations in New York, Pennsylvania, Ohio, Connecticut, Massachusetts, West Virginia, Virginia, Maryland, Vermont, New Hampshire, New Jersey, North Carolina, South Carolina, Indiana, Rhode Island, Delaware, Michigan and Maine. Monro's stores provide a full range of services for exhaust systems, brake systems, tires, steering and suspension systems and many vehicle maintenance services.

      The statements contained in this press release that are not historical facts may contain statements of future expectations and other forward-looking statements made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are subject to risks, uncertainties and other important factors that could cause actual results to differ materially from those expressed. These factors include, but are not necessarily limited to, product demand, dependence on and competition within the primary markets in which the Company's stores are located, the need for and costs associated with store renovations and other capital expenditures, the effect of economic conditions, the impact of competitive services and pricing, product development, parts supply restraints or difficulties, industry regulation, risks relating to leverage and debt service (including sensitivity to fluctuations in interest rates), continued availability of capital resources and financing, risks relating to integration of acquired businesses and other factors set forth elsewhere herein and in the Company's Securities and Exchange Commission filings, including the report on Form 10-K for the fiscal year ended March 29, 2003.

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